                                                                     Exhibit F-1

              Opinion of Counsel to Energy East Corporation as to
          Matters Required by Instruction F-1 to Exhibits to Form U-1

                                                                   June 24, 2002



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

         Re: U-1 Application/Declaration by Energy East Corporation File Number: 70-___

Ladies and Gentlemen:

         We have acted as counsel for Energy East Corporation, a New York corporation ("Energy East") in connection with the above-referenced application filed on Form U-1 by Energy East, as a registered holding company under the Public Utility Holding Company Act of 1935, and we are furnishing this opinion with respect to the actions requested therein, which, if granted, would, among other things, authorize the sale of utility assets, including a nuclear-powered electric generating plant in Vernon, Vermont and certain related transmission assets by Vermont Yankee Nuclear Power Corporation to Entergy Nuclear Vermont Yankee, LLC and the indirect sale of such utility assets by Energy East.

         As such counsel, we have examined the Purchase and Sale Agreement. In addition, we have examined such other documents and matters of law and made such inquiries as we have deemed necessary or appropriate to enable us to render the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such letter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established by us, relied upon aforesaid instruments and documents.

         Based on the foregoing, we are of the opinion that in the event the transaction is consummated as set forth in the initial paragraph above and in accordance with the Purchase and Sale Agreement:

         1. Energy East has complied with all laws of the State of New York applicable to the proposed transaction; and

         2. The consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by Energy East or any associate company thereof.


                                      F-1-1
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Securities and Exchange Commission
June 24, 2002
Page 2


         The opinions expressed herein are limited to the laws of the State of New York and to applicable United States federal law and we express no opinion as to the law of any other jurisdiction.

         We hereby consent to the filing of this opinion as Exhibit F-1 in connection with the above-referenced application.


                                                     Very truly yours,

                                                     /s/

                                                     Huber Lawrence & Abell


                                      F-1-2

      Opinion of Counsel to Vermont Yankee Nuclear Power Corporation as to
           Matters Required by Instruction F-1 to Exhibits to Form U-1



                            Downs Rachlin Martin PLLC
                         90 Prospect Street, P.O. Box 99
                        St. Johnsbury, Vermont 05819-0099

                                                    June 24, 2002


Securities and Exchange Commission
Washington, DC  20549

Re:      Vermont Yankee Nuclear Power Corporation
         File No. 70-_______

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing with you of the Application/Declaration on Form U-1 (the "Declaration") of Vermont Yankee Nuclear Power Corporation (the "Company") under the Public Utility Holding Company Act of 1935, as amended, relating to the proposed sale (the "Transaction") of the assets constituting the Vermont Yankee Nuclear Power Plant by the Company to Entergy Nuclear Vermont Yankee, LLC ("ENVY").

The Company is a corporation formed under the laws of the State of Vermont (the "State"). We have acted as special counsel to the Company in connection with the Transaction. For purposes of this opinion, we have reviewed the Company's articles of association, bylaws, records of security holders, and the minutes of the meetings of the Board of Directors of the Company, originals or copies of the executed Purchase and Sale Agreement dated as of August 15, 2001 between the Company and ENVY and the other documents referred to therein relating to the Transaction (collectively, the "Transaction Documents"), and such other materials as we deemed necessary to this opinion.

Based on the foregoing, we are of the opinion that, when the Commission has taken the action requested in the Declaration and when the Transaction has been consummated in accordance with the Transaction Documents, all as described in the Declaration:

         1. All State laws applicable to the Company's participation in the Transaction will have been complied with.

         2. The consummation of the Transaction by the Company will not violate the legal rights of the holders of any securities issued by the Company.






                                     F-1-3

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         The opinions expressed herein are made as of the date of this opinion and limited to the laws of the State of Vermont in effect on the date of this opinion. We disclaim any responsibility to notify you of changes of law or facts affecting the opinions expressed herein that occur or come to our attention after the date of this opinion. We express no opinion as to the laws of any other jurisdiction.

         We hereby consent to use of this opinion solely in connection with the Declaration and your determination thereof, and by no other or for any other purpose without our prior written consent.

                                        Very truly yours,

                                        /s/ Downs Rachlin Martin PLLC
                                        -------------------------------------
                                        Downs Rachlin Martin PLLC







                                     F-1-4